Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

MPLX LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Debt	5.500% Senior Notes due 2034	457(r)	$1,650,000,000	98.778%	$1,629,837,000	0.00014760	$240,563.94

	Total Offering Amounts				$1,629,837,000		$240,563.94
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due(1)						$240,563.94

(1)

This filing fee table shall be deemed to update the “Calculation of Filing Fee Tables” included as Exhibit 107 to the Company’s Registration Statement on Form S-3 (File No. 333-271922) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.